                                                                   Exhibit 10.3*


                            ASSET TRANSFER AGREEMENT

      THIS ASSET TRANSFER AGREEMENT (this "Agreement") is dated as of the 16th day of June, 1997 and is by and among Lockheed Martin Corporation, a Maryland corporation ("LMC"), Lockheed Martin Advanced Environmental Systems, Inc., a Delaware corporation and a wholly owned subsidiary of LMC ("LMAES"), M4 Environmental L.P., a Delaware limited partnership ("M4"), and Molten Metal Technology, Inc., a Delaware corporation ("MMT").

      WHEREAS, under the Revolving Credit Agreement between LMC and M4 dated as of April 30, 1996 (the "Revolving Credit Agreement"), M4 is indebted to LMC in the principal amount of $15 million and for accrued interest and other amounts outstanding under the Revolving Credit Agreement.

      WHEREAS, as of the date hereof, LMC and MMT have entered into a Master Restructuring Agreement (the "Restructuring Agreement") relating to the restructuring of M4 pursuant to which, inter alia, M4, at the direction of LMC, shall convey to LMAES all of the assets of M4 relating to M4's ReTech division ("ReTech"), including all related Intellectual Property (as defined in the Restructuring Agreement), and LMAES shall assume all of M4's liabilities relating to ReTech, in full payment and satisfaction of all of M4's indebtedness to LMC under the Revolving Credit Agreement.

      NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, LMC, LMAES, MMT and M4 hereby agree as follows:

                                    Article 1

                                   Definitions

      Defined terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Restructuring Agreement. In addition, as used herein the following terms not otherwise defined have the following respective meanings:

      "1996 License Agreement" means the Amended and Restated License Agreement, dated as of April 30, 1996, by and among M4, MMT and LMC.


* Confidential treatment has been requested for certain portions of this Exhibit 10.3.

      "Asset Acquisition Agreement" means the Asset Acquisition Agreement, dated as of March 15, 1996, between M4 and Lockheed Environmental Systems & Technologies Co., a Nevada corporation, and joined in by LMC, MMT Federal Holdings, Inc., a Delaware corporation, and MMT.

      "Affiliate" means, with respect to any specific Person, any other Person controlling, controlled by or under common control with such specific Person (but, with respect to LMC, not including M4). As used in this context, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, or power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities (as defined in the Restructuring Agreement), by contract or otherwise.

      "Filtering Technology" means *

      "Person" means any corporation, association, partnership, trust, limited liability company, organization, business, individual, government or political subdivision thereof or governmental agency.

      "Restructuring Agreement" has the meaning set forth in the preamble.

      "Revolving Credit Amount" means the sum of (i) $15,552,850.14, which represents the total principal and accrued interest and other amounts outstanding and owed by M4 to LMC under the Revolving Credit Agreement as of April 27, 1997, plus (ii) all additional interest and other amounts accrued under the Revolving Credit Agreement from April 27, 1997 through June 11, 1997.

      "ThermUHex Technology" means a thermal process for producing uranium oxide and hydrogen fluoride by reacting uranium hexafluoride with a gaseous mixture including hydrogen and an oxygen-containing compound.

                                    Article 2

                                Purchase And Sale

      2.1. Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Article 4 hereof, and pursuant to the direction of



*  Confidential treatment has been requested for this portion of Exhibit 10.3.

LMC (in payment and satisfaction of the Revolving Credit Amount and in order to avoid multiple conveyances of assets from M4 to LMC and then from LMC to LMAES), M4 shall assign, transfer and deliver to LMAES, and LMAES shall acquire and take assignment and delivery of, all of the assets of M4 relating to ReTech but excluding the Excluded Assets (as defined in Section 2.2) (all of which assets are hereinafter referred to collectively as the "Acquired Assets"), including, without limitation:

            (a) all accounts receivable relating to ReTech, including, without limitation, those set forth on Schedule 2.1(a) hereto;

            (b) all contracts, agreements, purchase orders, leases and other commitments and obligations relating to ReTech, including, without limitation, those set forth on Schedule 2.1(b) hereto;

            (c) all furniture, fixtures, machinery, equipment and other tangible personal property relating to ReTech, including, without limitation, those set forth on Schedule 2.1(c) hereto;

            (d) all raw materials, work-in-process, manufacturing supplies, packaging materials, purchased products and finished product inventories relating to ReTech, including, without limitation, those set forth on Schedule 2.1(d) hereto;

            (e) all permits, approvals, certificates, franchises, licenses and other authorizations of any federal, state, local or foreign governmental or regulatory body relating to ReTech, including, without limitation, those set forth on Schedule 2.1(e) hereto;

            (f) all trade names, trademarks or service marks, copyrights, pending or issued registrations for any of the foregoing, patents, patent applications (including, without limitation, the patents listed on Schedule 2.1(f) hereto), unpatented inventions, and trade secrets and other confidential or proprietary information relating to ReTech, including, without limitation, the Intellectual Property set forth on Schedule 2.1(f) hereto; and

            (g) all cash and cash equivalents relating to ReTech, including without limitation the deposits listed on Schedule 2.1(g) hereto.

      2.2. Excluded Assets. Notwithstanding the foregoing, M4 is not transferring and LMAES is not acquiring pursuant to this Agreement, and the term "Acquired Assets" shall not include, any of the following assets (collectively, the "Excluded Assets"):

            (a) any of M4's Intellectual Property relating to the ThermUHex Technology;

            (b) any of M4's Intellectual Property relating to the Filtering Technology; and

            (c) any of M4's Intellectual Property (including any of the "MMT Licensed Property" that was subject to the 1996 License Agreement) that relates to CEP.

      2.3. Mixed Assets. In the event that any assets of M4 are used in connection with ReTech and are also used in connection with any other business of M4, then M4 and LMAES will discuss in good faith whether such assets are used primarily in ReTech's business or primarily in such other business of M4 and accordingly whether or not such assets should constitute Acquired Assets or Excluded Assets for purposes of this Agreement. The foregoing sentence shall not apply to any of the Excluded Assets identified in Section 2.2.

                                    Article 3

                    Assumption of Obligations; Termination of
                  Revolving Credit Agreement; Cash Adjustments

      3.1. Assumption of Obligations. Except as set forth on Schedule 3.1(a) hereto, effective upon consummation of the Closing (as defined in Article 4), LMAES hereby agrees to pay, perform, fulfill and discharge all obligations of M4 of any nature, known or unknown, fixed or contingent, relating to ReTech, including, without limitation, any and all Assumed Liabilities as defined in the Asset Acquisition Agreement (collectively, the Assumed Obligations") and those liabilities listed on Schedule 3.1(b) hereto.

      3.2. Termination of Revolving Credit Agreement. As partial consideration for the transfer of the Acquired Assets by M4 to LMAES, LMC agrees that, effective upon the Closing, the Revolving Credit Agreement shall be considered terminated for all purposes and all amounts owed thereunder shall be considered paid in full.

      3.3.  Cash Adjustment.

            Prior to the Closing, representatives of M4 and LMC established the fair market value of the Acquired Assets, net of the Assumed Liabilities, as of the Closing Date (as defined in Article 4), to be $17,000,000 ("Net Transferred Value"). In addition, these representatives determined that the Revolving Credit Amount was $15,760,000. As the Net Transferred Value exceeds the Revolving Credit Amount, LMC will pay cash to M4 at the Closing in the amount of $1,240,000.

                                    Article 4

                                     Closing

      4.1. Time and Place. The closing of the transfer and delivery of all documents and instruments necessary to consummate the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Bingham, Dana & Gould LLP, 150 Federal Street, Boston, Massachusetts, immediately after the execution and delivery of this Agreement. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date".

      4.2.  Transactions at Closing.  At the Closing:

            (a) M4 shall duly execute and deliver to LMAES or its nominee or nominees such deeds, certificates of title or other instruments of assignment and transfer with respect to the Acquired Assets as LMC may reasonably request and as may be necessary to vest in LMAES all of M4's title to and interest in all of the Acquired Assets, in each case subject to no Encumbrance (as defined in Section 5.3) except for the Encumbrances specified in Schedule 4.2(a) hereto (the "Permitted Encumbrances"). These transfer instruments will include a Bill of Sale and Assignment in the form of Exhibit A hereto, Patent Assignments in the form of Exhibit B-1 and Exhibit B-2 hereto, and a Trademark Assignment in the form of Exhibit C hereto.

            (b) M4 shall deliver or cause to be delivered to LMAES all of the contracts and agreements of M4 included in the Acquired Assets, and all of the business records, tax returns, books and other data of M4 relating to the Acquired Assets; provided, however, that M4, after consultations with LMC, may take such action as M4 deems reasonably appropriate to separate or redact information unrelated to any of the Acquired Assets from business records, tax returns, books and other data of M4 to be delivered to LMAES at the Closing pursuant to this Section 4.2(b).


                                    Article 5

                  Representations and Warranties of M4 and MMT

      M4 and MMT jointly and severally represent and warrant to each of LMC and LMAES as follows:

      5.1. Organization; Authority. MMT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to execute and deliver this Agreement and to carry out all of the actions required of it pursuant to the terms of this Agreement.

      5.2. Approvals; Binding Effect. M4 has obtained all necessary authorizations and approvals from its general partner and limited partners required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by M4 and constitutes the legal, valid and binding obligation of M4 enforceable against it in accordance with its terms, except to the extent the enforceability of this Agreement may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity. MMT has obtained all necessary authorizations and approvals from its Board of Directors and stockholders required for the execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by MMT and constitutes the legal, valid and binding obligation of MMT enforceable against it in accordance with its terms, except to the extent the enforceability of this Agreement may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

      5.3. Non-Contravention. Except for any consents to transfer referred to in
Section 5.4, the execution and delivery by M4 of this Agreement and the consummation by M4 of the transactions contemplated hereby will not (a) violate or conflict with any provision of the Certificate of Limited Partnership or Limited Partnership Agreement of M4, each as amended as of the date hereof; or
(b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance upon any property of M4 (including without limitation any of the Acquired Assets) pursuant to (i) any agreement or instrument to which M4 is a party or by which M4 or any of its properties (including, without limitation, any of the Acquired Assets) is bound or to which M4 or any of such properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority. Except for any consents to transfer referred to in Section 5.4, the execution and delivery by MMT of this Agreement and the consummation by MMT of the transactions contemplated hereby will not (a) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of MMT, each as amended as of the date hereof; or (b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance upon any property of MMT pursuant to (i) any agreement or instrument to which MMT is a party or by which MMT or any of its properties is bound or to which MMT or any of such properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority.

      5.4. Title to Acquired Assets. Except for any consents to transfer required with respect to the contracts and other agreements included in the Acquired Assets (the "Assumed Contracts") and except for Permitted Encumbrances, M4 is the lawful owner of and has good and valid title to all of the Acquired Assets, and has the full right to sell, convey, transfer, assign and deliver the Acquired Assets, without the need to obtain the consent or approval of any third party. Except for Permitted Encumbrances, all of the Acquired Assets are entirely free and clear of any security interests, liens, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, material defects as to title or restrictions against the transfer or assignment thereof (collectively, "Encumbrances"). At and as of the Closing, M4 will convey the Acquired Assets to LMAES by deeds, bills of sale, certificates of title and other instruments of assignment and transfer effective in each case to vest in LMAES, and LMAES will have, good and valid record and marketable title to all of the Acquired Assets, free and clear of all Encumbrances.

                                    Article 6

                         Representations And Warranties
                                of LMC and LMAES

      LMC and LMAES jointly and severally represent and warrant to each of M4 and MMT as follows:

      6.1. Organization of Buyer; Authority. LMAES is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to execute and deliver this Agreement and to carry out all of the actions required of it pursuant to the terms of this Agreement. LMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority to execute and deliver this Agreement and to carry out all of the actions required of it pursuant to the terms of this Agreement.

      6.2. Corporate Approvals; Binding Effect. LMAES has obtained all necessary authorizations and approvals from its Board of Directors and stockholder required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by LMAES and constitutes the legal, valid and binding obligation of LMAES enforceable against LMAES in accordance with it terms, except to the extent enforceability of this Agreement may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity. LMC has obtained all necessary authorizations and approvals from its Board of Directors required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by LMC and constitutes the legal, valid and binding obligation of LMC enforceable against LMC in accordance with its terms, except to the extent enforceability of this Agreement may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

      6.3. Non-Contravention. The execution and delivery by LMC and LMAES of this Agreement and the consummation by LMC and LMAES of the transactions contemplated hereby will not (a) violate or conflict with any provisions of the Certificate of Incorporation or By-Laws of LMC or LMAES, each as amended to date; or (b) constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any lien upon any property of LMC or LMAES pursuant to (i) any agreement or instrument to which LMC or LMAES is a party or by which LMC or LMAES or any of their respective properties are bound or to which LMC or LMAES or any of their respective properties are subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental authority to which LMC or LMAES is subject.

                                    Article 7

                     Certain Transitional and Other Matters

      7.1.  Nonassignable Contracts.

            (a) To the extent that any Assumed Contract is not capable of being transferred by M4 to LMAES pursuant to this Agreement without the consent, approval or waiver of a third Person, and such consent, approval or waiver is not obtained prior to the Closing, or if such transfer or attempted transfer would constitute a breach thereof or a violation of any law, rule or regulation, nothing in this Agreement will constitute a transfer or an attempted transfer thereof. Notwithstanding anything contained in this Agreement to the contrary, M4 shall not be obligated to transfer to LMAES any of its rights and obligations in and to any of the Assumed Contracts referred to in this Section 7.1 without first having obtained any consents, approvals and waivers necessary for the transfer of such Assumed Contract.

            (b) In the event that such consents, approvals and waivers referred to in subparagraph (a) above are not obtained, then, in the case of any such Assumed Contract, LMC, MMT, LMAES and M4 shall continue to cooperate and use their best efforts to obtain the necessary consents, approvals and waivers (to the extent that it is reasonably likely that such efforts will be successful), and unless and until any such necessary consent, approval or waiver is obtained, M4 will use its best reasonable efforts, to the extent permitted by applicable law, the terms of the Assumed Contract and the directions of the customer, to
(a) cooperate in any reasonable arrangement designed to provide to LMAES the benefits and burdens of any Assumed Contract referred to in subparagraph (a) above without incurring any obligation to any other Person other than to provide such benefits to LMAES, including, without limitation, the appointment of LMAES as M4's agent for purposes of such Assumed Contract, and (b) enforce, at LMC's and LMAES' request for LMAES' account and at LMAES' cost, any rights of M4 arising from any such Assumed Contract (including, without limitation, the right to elect to terminate such Assumed Contract in accordance with the terms thereof upon the advice of LMC or LMAES).

      7.2.  Hiring Employees and Related Matters.

            (a)(i) At the Closing, LMAES will offer employment to the employees of M4 listed on Schedule 7.2(i) hereto at wages (excluding incentive compensation programs) and benefits comparable in the aggregate to the wages and benefits currently provided to such employees by M4. The employees accepting such offer are referred to below as the "LMAES Assumed Employees." LMAES shall have all responsibility for severance to any LMAES Assumed Employee. LMAES shall recognize for each LMAES Assumed Employee who accepts an offer of employment and commences work with LMAES service with M4 prior to the Closing Date under any Welfare Benefit Plan (as defined in the Employee Retirement Security Act of 1974, as amended) maintained by LMAES to the extent such service was recognized under a comparable M4 plan.

            (ii) At the Closing, MMT will offer employment to the employees of M4 listed on Schedule 7.2(ii) hereto at wages (excluding incentive compensation programs) and benefits comparable in the aggregate to the wages and benefits currently provided to such employees by M4. The employees accepting such offer are referred to below as the "MMT Assumed Employees." MMT shall have all responsibility for severance to any MMT Assumed Employee. MMT shall recognize for each MMT Assumed Employee who accepts an offer of employment and commences work with MMT service with M4 prior to the Closing Date under any Welfare Benefit Plan (as defined in the Employee Retirement Security Act of 1974, as amended) maintained by MMT to the extent such service was recognized under a comparable M4 plan.

            (iii) After giving effect to the offers of employment referred to in subparagraphs (i) and (ii) above, M4 will continue to employ those transitional employees referred to in Exhibit 11 of the HR Plan. As provided in Exhibit 11 of the HR Plan and Section 9.4 of the Restructuring Agreement, the cost of these transitional employees will be shared equally by LMC and MMT.

            (b)(i) Nothing in this Agreement shall obligate LMAES to make any offer of employment to anyone other than a LMAES Assumed Employee or, except as provided in paragraph (c) below, to provide continued employment to any employee of M4, whether or not the subject of an employment offer from LMAES, for any specified period of time following the Closing Date, or to maintain the same terms of employment (including, without limitation, compensation and benefits) for any specified period of time following the Closing Date. LMAES will not be obligated to offer employment to anyone other than the persons listed on
Schedule 7.2(i) hereto. Each LMAES Assumed Employee offered a position at LMAES will be considered an employee at will whose employment may be terminated at any time and for any reason.

            (ii) Nothing in this Agreement shall obligate MMT to make any offer of employment to anyone other than an MMT Assumed Employee or, except as provided in paragraph (c) below, to provide continued employment to any employee of M4, whether or not the subject of an employment offer from MMT, for any specified period of time following the Closing Date, or to maintain the same terms of employment (including, without limitation, compensation and benefits) for any specified period of time following the Closing Date. MMT will not be obligated to offer employment to anyone other than the persons listed on
Schedule 7.2(ii) hereto. Each MMT Assumed Employee offered a position at MMT will be considered an employee at will whose employment may be terminated at any time and for any reason.

            (c) LMAES agrees that, for a period of 60 days after the Closing Date, it will not cause any of the LMAES Assumed Employees hired by it to suffer "employment loss," excluding any employment loss in connection with the completion of a project as contemplated by 29 U.S.C. Section 2103, for purposes of the Worker Adjustment and Retraining Notification Act, 29 U.S.C.
Sections 2101-2109, and related regulations (the "WARN Act") if such employment loss could create any liability for M4, unless LMAES delivers notices under the WARN Act in such a manner and at such a time that M4 bears no liability with respect thereto. MMT agrees that, for a period of 60 days after the Closing Date, it will not cause any of the MMT Assumed Employees to suffer an "employment loss," excluding any employment loss in connection with the termination of a project as contemplated by 29 U.S.C. Section 2103, for purposes of the WARN Act if such employment loss could result in any liability for M4 unless MMT delivers notices under the WARN Act in such a manner and at such a time that M4 bears no liability with respect thereto.

            (d)(i) M4 agrees to provide reasonable cooperation to LMAES in connection with the transition by the LMAES Assumed Employees and their dependents and beneficiaries to the medical and dental benefits coverage offered by LMAES. To the extent not prohibited by applicable laws or any confidentiality obligations of M4, this cooperation will include the provision by M4 to LMAES or LMAES' insurers of information regarding any pre-existing conditions of the LMAES Assumed Employees or any of their dependents or beneficiaries.

            (ii) M4 agrees to provide reasonable cooperation to MMT in connection with the transition by the MMT Assumed Employees and their dependents and beneficiaries to the medical and dental benefits coverage offered by MMT. To the extent not prohibited by applicable laws or any confidentiality obligations of M4, this cooperation will include the provision by M4 to MMT or MMT's insurers of information regarding any pre-existing conditions of the MMT Assumed Employees or any of their dependents or beneficiaries.

            (e) Following the Closing, M4 shall remain the sponsor of the 401(k) Savings Plan and the Capital Accumulation Plan (the "Frozen Plans") in which the LMAES Assumed Employees and MMT Assumed Employees currently participate. No further contributions will be made to the Frozen Plans with respect to service on or after the Closing Date and no new participants will be added to the Frozen Plans on or after the Closing Date. All participants shall become 100% vested in their account balances as of the Closing Date. M4 shall take all actions reasonably necessary, including amending the Frozen Plans, to obtain favorable determination letters from the IRS for the Frozen Plans. Promptly following the receipt of such favorable determination letters, the then existing account balances in the Frozen Plans relating to LMAES Assumed Employees shall be transferred in cash or in the form of the particular LMAES Assumed Employee's promissory note(s) (evidencing loans to the particular LMAES Assumed Employee under the Frozen Plans), to a qualified defined contribution plan (or plans) designated by LMAES. The parties shall reasonably cooperate in connection with administering loan repayments by participants to the Frozen Plans prior to the transfer of account balances as described above. As soon as practicable following the Closing, M4 shall designate a nationally recognized bank that is acceptable to LMAES to serve as trustee of the Frozen Plans.

            (f) As contemplated by Section 9.4 of the Restructuring Agreement, M4 will be responsible for the administration and winding up of its employee benefit plans (including the Frozen Plans) until they are terminated. LMC and MMT shall each be responsible for one-half of M4's out-of-pocket costs incurred in connection with the foregoing. M4 shall bear its own internal costs.

            (g) Except as expressly provided above in this Section 7.2, responsibility between LMC and MMT regarding the employment by M4 of any of its employees prior to the Closing Date and its benefit plans shall be allocated as provided in Sections 8.3 and 9.4 of the Restructuring Agreement.

                                    Article 8

                                 Indemnification


      8.1. Indemnity by M4 and MMT. M4 and MMT jointly and severally hereby agree to indemnify and hold LMC and LMAES and their respective Affiliates harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel (collectively, the "Losses"), related to or arising directly or indirectly out of any failure or any breach by M4 or MMT of any representation or warranty, covenant, obligation or undertaking made by M4 or MMT in this Agreement (including the Schedules and Exhibits hereto).

      8.2. Indemnity by LMC and LMAES. LMC and LMAES jointly and severally hereby agree to indemnify and hold each of M4 and MMT and their respective Affiliates harmless from and with respect to any and all Losses related to or arising directly or indirectly out of any failure or breach by LMC or LMAES of any representation or warranty, covenant, obligation or undertaking (including any failure of LMAES to perform, fulfill and discharge all of the Assumed Liabilities) made by LMC or LMAES in this Agreement (including the Schedules and Exhibits hereto).

      8.3. Restructuring Agreement. In the event of any conflict between this
Article 8 and the provisions of Section 8.3 of the Restructuring Agreement, which provides, among other things, that except as otherwise provided therein MMT and LMC are each to bear responsibility for fifty percent (50%) of all liabilities and obligations of M4 and its general partner attributable to the period prior to the Closing, the provisions of Section 8.3 of the Restructuring Agreement shall prevail.

      8.4.

                                      *


* Confidential treatment has been requested for this portion of Exhibit 10.3.

      8.5.  Claims.

            (a) Notice. Any party seeking indemnification hereunder (the "Indemnified Party") shall promptly notify the other party hereto (the "Indemnifying Party") of any action, suit, proceeding, demand or breach (a "Claim") with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Article 8 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby.

            (b) Third Party Claims. If a Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party. Within thirty (30) days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim, if and only if the following conditions are satisfied:

                  (i) the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim; and

                  (ii) the Indemnified Party shall not have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party's own counsel advisable.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

      8.6. Method and Manner of Paying Claims. In the event of any Claims under this Article 8, the claimant shall advise the party or parties who are required to provide indemnification therefor in writing of the amount and circumstances surrounding such claim. With respect to liquidated Claims, if within thirty (30) days the other party has not contested such Claim in writing, the other party will pay the full amount thereof within ten (10) days after the expiration of such 30-day period. Any amount owed by an Indemnifying Party hereunder with respect to any Claim may be set-off by the Indemnified Party against any amounts owed by the Indemnified Party to any Indemnifying Party. The unpaid balance of a Claim shall bear interest at a rate per annum equal to the lowest prime rate published in the

Wall Street Journal in its "Money Rates" column on the date notice thereof is given by the Indemnified Party to the Indemnifying Party.

                                    Article 9

                                     General

      9.1. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall be deemed material and, notwithstanding any investigation by LMC or LMAES, shall be deemed to have been relied on by LMC or LMAES and shall survive the Closing and the consummation of the transactions contemplated hereby.

      9.2. Expenses. All transfer and sales taxes payable with respect to the conveyance of the Acquired Assets by M4 to LMAES shall be paid fifty percent (50%) by M4 and fifty percent (50%) by LMAES. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including without limitation attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by the party incurring such expenses.

      9.3. Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or if sent by overnight courier or sent by written telecommunication, as follows:

      If to M4 to:

      M4 Environmental L.P.
      c/o Molten Metal Technology, Inc.
      400-2 Totten Pond Road
      Waltham Massachusetts 02154

            Attention: William M. Haney, III,
                           President and Chief Executive Officer
                       Ethan E. Jacks, Esq., Vice President
                           and General Counsel

      with a copy sent contemporaneously to:

      Bingham, Dana & Gould LLP
      150 Federal Street
      Boston, Massachusetts 02110

            Attention: John R. Utzschneider, Esq.


IF to MMT:  as provided in the Restructuring Agreement.


If to LMC:  as provided in the Restructuring Agreement.


      If to LMAES to:

      Lockheed Martin Advanced
        Environmental Systems, Inc.
      201 Third Street, N.W.
      Suite 1600
      Albuquerque, NM  87102

            Attention: James A. Tegnelia, President
                       Schuyler L. Bradley, Esq., General Counsel

      with a copy sent contemporaneously to:

      Richards, Layton & Finger
      One Rodney Square
      Wilmington, DE  19801

            Attention: James G. Leyden, Jr., Esq.

      9.4. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) together with the Related Agreements (as defined in the Restructuring Agreement) contains the entire understanding of the parties hereto and thereto, except as provided below supersedes all prior agreements and understandings relating to the subject matter hereof and thereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto or thereto, as applicable. No waiver of any provision of this Agreement shall be effective unless evidenced by a written instrument signed by the waiving party. The parties further acknowledge and agree that, in entering into this Agreement and entering or causing their Subsidiaries to enter into the Related Agreements, they have not in any way relied upon any oral or written agreements, statements, promises, information, arrangements, understandings, representations or warranties, express or implied, not specifically set forth in this Agreement or the Related Agreements.

      9.5. Governing Law, Etc. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws, without regard to its conflict of laws rules, and, to the extent applicable, federal laws of the United States of America. As provided in the Amended and

Restated Dispute Resolution Agreement (as defined in the Restructuring Agreement), the parties hereto have submitted to the exclusive jurisdiction of state and federal courts located in Delaware.

      9.6. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THE PARTIES HERETO RELATING THERETO.

      9.7. Waiver of Certain Damages. EACH OF THE PARTIES HERETO TO THE FULLEST EXTENT PERMITTED BY LAW IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO PUNITIVE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THE PARTIES HERETO RELATING THERETO.

      9.8. Tax Treatment. LMC, LMAES and M4 shall treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any federal, state or local tax, including, without limitation, with respect to the calculation of the amount of gain or loss, if any, realized by M4 on the transactions contemplated by this Agreement and the basis of the Acquired Assets in the hand of LMAES, (i) as the sale, exchange and conveyance by M4 of the Acquired Assets in exchange for the sum of (a) the Revolving Credit Amount,
(b) LMAES' assumption of the Assumed Obligations, and (c) LMC's cash adjustment pursuant to Section 3.3; and (ii) as M4's payment of the Net Transferred Value (net of LMC's cash adjustment payment pursuant to Section 3.3) in full payment and satisfaction of the Revolving Credit Amount. The parties hereto shall not take any actions or positions inconsistent with the obligations set forth herein. To the extent required, both LMAES and M4 agree to file with the Internal Revenue Service an IRS Form 8594 (Asset Acquisition Statement under
Section 1060) with respect to the acquisition by LMAES of the Acquired Assets, with their respective federal income tax returns for the year in which the Closing Date occurs.

      9.9. Sections and Section Headings. The headings of sections and subsections of this Agreement are for reference only and shall not limit or control the meaning thereof.

      9.10. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of each of the other parties hereto.

      9.11. No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person, except the parties hereto, any rights or remedies under or by reason of this Agreement.

      9.12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      9.13. Dispute Resolution. All disputes or claims arising under or in any way relating to this Agreement shall be subject to the Amended and Restated Dispute Resolution Agreement (as defined in the Restructuring Agreement).

      9.14. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

      9.15. Severability. The invalidity or unenforceability of any particular provision of this Agreement or any Related Agreement shall not affect the other provisions hereof or thereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

      9.16. Nature of Obligations. All obligations of LMC and LMAES in this Agreement are joint and several, whether or not so expressed. All obligations of MMT and M4 in this Agreement are joint and several, whether or not so expressed.

                           [signature page to follow]

      IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

                                    M4 ENVIRONMENTAL L.P.


                                    By:   M4 Environmental Management, Inc.,
                                          as general partner


                                          By:   /s/ Victor E. Gatto, Jr.
                                              --------------------------------
                                          Name:  Victor E. Gatto, Jr.
                                          Title:  Vice President


                                    MOLTEN METAL TECHNOLOGY, INC.


                                    By:   /s/ Victor E. Gatto, Jr.
                                          --------------------------------
                                    Name:  Victor E. Gatto, Jr.
                                    Title:  Vice President


                                    LOCKHEED MARTIN COOPERATION


                                    By:   /s/ James Goltz
                                          --------------------------------
                                    Name:  James Goltz
                                    Title:  Vice President


                                    LOCKHEED MARTIN ADVANCED
                                    ENVIRONMENTAL SYSTEMS, INC.


                                    By:   /s/ James Tegnelia
                                          --------------------------------
                                    Name:  James Tegnelia
                                    Title:  President